UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2015

CLEAN DIESEL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33710	06-1393453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1621 Fiske Place

Oxnard, California, 93033

(Address of Principal Executive Offices) (Zip Code)

(805) 639-9458

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 9, 2015, the board of directors (the “Board”) of Clean Diesel Technologies, Inc. (the “Company”), in furtherance of the Company’s transformation from serving as a manufacturer of emissions solutions to a developer and supplier of proprietary powders, committed to a plan to wind down and close its manufacturing facility in Markham, Ontario Canada. The decision to close this facility, within its Heavy Duty Diesel Systems division, and to outsource manufacturing operations and consolidate sales and support staffing for the DuraFit™ product line into the Company’s Oxnard, California facility was driven by the financial performance of this facility and to reduce the overall cost structure of the Company. It is anticipated that manufacturing operations at this facility will cease by the end of February 2016.

The Company estimates that the closing of this facility will result in a pre-tax charge to earnings of approximately $1.8 million for severance and employee benefits for approximately 23 employees and other shutdown costs. These pre-tax charges are expected to be recorded during fiscal 2015, with the majority of these expenses to be paid out during fiscal 2016.

On December 11, 2015, the Company issued a press release relating to the closure of its manufacturing facility. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.05 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2015, Christopher J. Harris, the Company’s President and Chief Operating Officer, and Pedro J. Lopez-Baldrich, the Company’s General Counsel, Corporate Secretary and Vice President, Administration (together, the “Executives”) resigned from their respective positions, effective as of December 11, 2015 (the “Separation Date”). The Company and each of the Executives agreed to enter into a Separation Agreement and Release setting forth the terms and conditions of the Executives’ separation from service with the Company (for each, the “Separation Agreement”).

The Separation Agreements will provide that each Executive will release the Company and certain other parties from all claims, causes of action and demands arising on or prior to December 11, 2015 (the “Effective Date”). In addition, each Executive will be entitled to the following payments in accordance with their respective Separation Agreements:

•                  A cash payment equal to thirteen (13) months of Executive’s base salary payable in installments in accordance with the Company’s normal payroll schedule and payroll practices, less applicable tax withholdings.

•                  A lump sum cash payment in the amount of (i) with respect to Mr. Harris, $11,936.07, and (ii) with respect to Mr. Lopez-Baldrich, $10,756.86, less all applicable withholdings and deductions, to help defray costs incurred for medical insurance whether the Executive elects coverage under COBRA or obtains coverage through the State or Federal Health Insurance Marketplaces.

•                  Accelerated vesting and exercisability of (i) with respect to Mr. Harris, 15,595 outstanding restricted stock units and outstanding unvested stock option awards to purchase 46,763 share of common stock and (ii) with respect to Mr. Lopez-Baldrich, 16,667 outstanding restricted stock units, to be automatically accelerated on December 18, 2015.

•                  All of Executive’s vested stock option awards shall remain exercisable by Executive for a period of 90 days following the Separation Date.

In addition, the Company agreed to provide Mr. Harris with a bonus payment equal to $87,970 and Mr. Lopez-Baldrich with a bonus payment equal to $53,315, such amounts being equal to a prorated portion of Executive’s respective proposed annual target bonus for 2015, less all tax withholdings. The bonus payment will be payable to Executive in lump sum on the first payroll date after the following January 7, 2016. The Company also agreed to provide outplacement services and support for a maximum period of six (6) months.

The Executives will affirm in the Separation Agreements that they will abide by confidentiality and non-disparagement covenants entered into with the Company, and that they will continue to cooperate with the Company in any litigation or similar proceedings relating to their service with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

99.1	Clean Diesel Technologies Press Release dated December 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

December 11, 2015	By:	/s/ David E. Shea
		Name:	David E. Shea
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Clean Diesel Technologies Press Release dated December 11, 2015.